EXHIBIT 12
                            PATRICK INDUSTRIES, INC.

                  STATEMENT OF COMPUTATION OF OPERATING RATIOS



Operating ratios which appear in this Form 10K, including gross profit, warehouse and delivery expenses, selling, general, and administrative expenses, operating income, and net income were computed dividing the respective amounts by net sales for the period indicated.